         PRIVILEGED AND CONFIDENTIAL
                                       ATTORNEY WORK PRODUCT




                         TRANSFER AND PURCHASE AGREEMENT


                                  By and Among


                         FRONTIER INSURANCE GROUP, INC.,

                                   SDIA, INC.

                           FRONTIER INSURANCE COMPANY,

                        UNITED CAPITOL INSURANCE COMPANY,

                       FRONTIER PACIFIC INSURANCE COMPANY

                                       and

                             GULF INSURANCE COMPANY


                           Dated as of August 3, 2000


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


                                TABLE OF CONTENTS


                                                                                                 Page

ARTICLE DEFINITIONS                                                                                1
   Section     Definitions                                                                         1
   Section     Interpretation                                                                      8
ARTICLE  TRANSFER OF ASSETS                                                                        8
   The Closing                                                                                     8
   Writing of Certain Insurance Contracts                                                          8
   Transfer of Transferred Assets                                                                  9
   Assignment of Transferred Contracts                                                             9
   Transition Services                                                                             9
   Consideration                                                                                   9
   Allocation of Payments                                                                         11
   Section     Excluded Liabilities                                                               12
ARTICLE  REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES                                         12
   Section     Corporate Existence and Power                                                      12
   Corporate Authorization                                                                        13
   Governmental Authorization                                                                     13
   Non-Contravention                                                                              13
   Section     Financial Information                                                              13
   Premiums and Losses                                                                            14
   Section     Absence of Certain Changes                                                         14
   Section     Material Contracts                                                                 15
   Section     Litigation                                                                         15
   Section     Compliance with Laws                                                               15
   Section     Properties and Assets                                                              15
   Section     Regulatory Filings                                                                 16
   Section     Solvency; Adequate Capitalization; Ability to Pay Debts                            17
   Section     Employee Matters                                                                   17
   Section     Books and Records                                                                  17
   Section     Threats of Cancellation                                                            17
   Section     Brokers                                                                            18
   Section     Clarendon and United National Insurance Company Letter Agreement                   18
   Section     Taxes                                                                              18
   Section     Producers                                                                          18
ARTICLE  REPRESENTATIONS AND WARRANTIES OF PURCHASER                                              19
   Section     Corporate Existence and Power                                                      19
   Corporate Authorization                                                                        19
   Governmental Authorization                                                                     19
   Section     Non-Contravention                                                                  19
   Licenses and Permits                                                                           20
   Brokers                                                                                        20
   Section     Solvency; Adequate Capitalization; Ability to Pay Debts                            20
ARTICLE  COVENANTS                                                                                20
   Transfer of the Business                                                                       20
   Section     Expenses                                                                           21
   Section     Facilitation of Purchaser Writing Policies of Business Customers                   21
   Section     Cooperation and Reasonable Best Efforts                                            22
   Section     Notices of Certain Events                                                          23


   Section     Licenses and Permits; Regulatory Compliance                                        23
   Section     Third Party Consents                                                               24
   Section     Exclusivity                                                                        24
   Section     Use of Names                                                                       26
   Section     Employee Matters                                                                   26
   Section     Non-Compete                                                                        27
   Section     Change of Control Payment                                                          29
   Section     Payments of Return Premium                                                         29
   Section     Encourage Policyholders to Cancel and Rewrite                                      30
   Section     Public Announcements and Communications                                            30
   Section     Cancellation of Insurance Contracts                                                30
   Section     Seller Parties                                                                     30
   Section     Agents                                                                             30
   Section     Further Assurances                                                                 31
ARTICLE  SURVIVAL; INDEMNIFICATION                                                                31
   Section     Survival                                                                           31
   Indemnification                                                                                32
   Section     Procedures for Third Party Claims                                                  35
   Section     Procedures for Direct Claims                                                       36
   Section     Limitations for Real Estate and Related Services                                   36
ARTICLE  MISCELLANEOUS PROVISIONS                                                                 37
   Entire Agreement                                                                               37
   Section     Binding Effect                                                                     37
   Section     No Third-Party Beneficiaries                                                       37
   Section     Setoff                                                                             37
   Section     Invalidity                                                                         37
   Section     Governing Law                                                                      38
   Section     Jurisdiction                                                                       38
   Section     Waiver of Jury Trial                                                               38
   Section     Counterparts                                                                       38
   Section     Headings                                                                           39
   Section     Notices                                                                            39
   Section     Inconsistencies                                                                    40


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




                                INDEX OF EXHIBITS


Exhibit A
                                -

                                Transition Services Agreement

Exhibit B
                                -

                                Bill of Sale and Assignment Agreement

Exhibit C
                                -

                                Letters from Clarendon and United National
                                Insurance Company




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                               INDEX OF SCHEDULES


Schedule 1.1(a)
                                      -

                                      Description of the Business
Schedule 1.1(b)

-

Persons with Knowledge
Schedule 1.1(c)

-

Transferred Assets
Schedule 2.4

-

Personal Property Leases
Schedule 3.3
                                      -

                                      Seller Jurisdictions
Schedule 3.5
                                      -

                                      Financial Information
Schedule 3.7

-

Absence of Certain Changes
Schedule 3.8

-

Material Contracts
Schedule 3.9(a)

-




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Litigation
Schedule 3.9(b)
                                 -

                                 Proceedings Challenging Consummation of Closing
Schedule 3.10
                                 -

                                 Compliance with Laws
Schedule 3.11(a)

                                 -

Material Liens on Transferred Assets
Schedule 3.11(b)
                                 -

                                 Liens on Assets Reasonably Necessary to
                                 Perform Transition Services Schedule 3.14

Schedule 3.14

                                 -

                                 Employment at Will
Schedule 3.16
                                 -

                                 Threats of Cancellation
Schedule 3.20(a)
                                 -

                                 Producers
Schedule 3.20(b)
                                 -

                                 Certain Producer Contacts
Schedule 4.3
                                 -

                                 Purchaser Jurisdictions
Schedule 4.4
                                 -




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                                      Purchaser Non-Contravention

Schedule 4.5
                                      -

                                      Purchaser Material Violations

Schedule 5.12
                                      -

                                      Change of Control Payments




7








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                         TRANSFER AND PURCHASE AGREEMENT


This TRANSFER AND PURCHASE AGREEMENT (this "Agreement"), dated as of July __, 2000, is entered into by and among Frontier Insurance Group, Inc., a Delaware corporation ("Parent"), SDIA, Inc., a California insurance agency ("SDIA"), Frontier Insurance Company, a New York insurance company and wholly-owned subsidiary of Parent ("FIC"), United Capitol Insurance Company, an Illinois insurance company and a wholly owned indirect subsidiary of Frontier Insurance Company ("UCIC"), and Frontier Pacific Insurance Company, a California insurance company and a wholly owned subsidiary of Frontier Insurance Company ("FPIC" and together with FIC and UCIC, the "Insurance Subsidiaries") (the Insurance Subsidiaries and SDIA collectively "Frontier" and together with Parent, the "Seller Parties") and Gulf Insurance Company, a Missouri insurance company, as purchaser (the "Purchaser").

                                    RECITALS:

WHEREAS, Purchaser desires to acquire from Frontier the exclusive right to write certain contracts constituting the Business (as defined herein) and appoint certain of Seller Parties' producers as producers of Purchaser and Seller Parties desire to cooperate fully with Purchaser in connection therewith; and

WHEREAS, in connection therewith, (i) Seller Parties desire to transfer to Purchaser and Purchaser desires to acquire from Seller Parties, certain assets of Seller Parties relating to the Business, (ii) Purchaser desires to hire certain employees of Seller Parties and (iii) Seller Parties and Purchaser desire to enter into the Transition Services Agreement (as defined below) attached as Exhibit A hereto;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Ancillary Agreements (as defined below), and in reliance upon the representations, warranties, conditions and covenants contained herein and the Ancillary Agreements, and intending to be legally bound hereby and thereby, the parties hereto do hereby agree as follows:

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                                    2ARTICLE

                                  2DEFINITIONS

(a)   Section   Definitions. The following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1. The terms defined below shall be deemed to refer to the singular or plural as the context requires.

         "Affiliate" of any Person shall mean another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         "Agreement" shall mean this Transfer and Purchase Agreement.

         "Ancillary Agreements" shall mean the Transition Services Agreement, the Bill of Sale and Assignment Agreement and the Escrow Agreement.

         "Applicable Law" shall mean any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective businesses, properties or assets.

         "Asserted Liability" has the meaning set forth in Section 6.3.

         "Bill of Sale and Assignment Agreement" shall mean the Bill of Sale and Assignment Agreement in the form attached hereto as Exhibit B.

         "Books and Records" shall mean the originals or copies of all contracts, instruments, filings, customer lists data and databases (exclusive of any related software that is not a Transferred Asset) (including, without limitation, data relating to customer renewals and contract expirations and information concerning customer identities, customer performance, marketing and rating methodology, but excluding the database software itself), lists of all agents and brokers, administrative and pricing manuals, records (including, without limitation, claim records, sales records, underwriting records and compliance records), and other materials relating to the Business, whether or not (i) stored in hardcopy form or on magnetic, optical or other media or (ii) in the possession of a Seller Party or its Affiliates to the extent reasonably obtainable; provided, however, that material in which Seller Parties do not have any proprietary right or interest whatsoever that is in the possession of non-affiliated third parties as of July 19, 2000 shall not be deemed "Books and Records."

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         "Business" shall mean the business of writing, renewing and administering certain Insurance Contracts related to the Seller Parties' Environmental and E&S Casualty and certain classes of Surety Businesses, a list of the Business Customers of which has been attached as Schedule 1.1(a).

         "Business Customers" shall mean policyholders and named insureds of the Insurance Contracts, as set forth in Schedule 1.1(a).

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York are permitted or obligated by law to be closed for regular banking business.

         "Charges" has the meaning set forth in Section 5.2(d).

         "Clarendon" has the meaning set forth in Section 2.6(b).

         "Closing" and "Closing Date" has the meaning set forth in Section 2.1.

         "Computer Programs" shall mean (i) any and all computer software programs, including any and all software implementations of algorithms, models and methodologies whether in source or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, current and updated through to the date hereof, (iv) all content contained on a Person's Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case, used in the Business, including but not limited to the Computer Programs set forth on Schedules 3.14(c)(i), (ii) and (iii).

         "Confidentiality Agreement" shall mean the Confidentiality Agreement between Gulf Insurance Company and Frontier Insurance Group, Inc., dated April 15, 2000.

         "Damages" shall have the meanings set forth in Section 6.2(a).

         "E&S Casualty Business" shall mean the business of writing, renewing and administering Insurance Contracts comprising the Seller Parties' E&S casualty insurance Business, as set forth in Schedule 1.1(a).

         "Environmental Business" shall mean the business of writing, renewing and administering Insurance Contracts comprising the Seller Parties' environmental insurance Business, as set forth in Schedule 1.1(a).

         "Escrow Agreement" shall mean the Escrow Agreement in the form

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attached hereto as Exhibit D.

         "Excluded Liabilities" has the meaning set forth in Section 2.8.

         "First Initial Payment" has the meaning set forth in Section 2.6(a).

         "Frontier" has the meaning set forth in the recitals to this Agreement.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Governmental Entity" shall mean any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

         "Indemnified Party" has the meaning set forth in Section 6.3(a).

         "Indemnifying Party" has the meaning set forth in Section 6.3(a).

         "Information" has the meaning set forth in Section 5.8(b).

         "Initial Payments" has the meaning set forth in Section 2.6(b).

         "Insurance Contracts" shall mean all in-force insurance contracts, binders, endorsements and extensions thereto issued or written by Frontier that comprise the Business as of July 19, 2000 and which are listed on Schedule 1.1(a) attached hereto.

(i) "Insurance Premium" shall mean: with respect to Insurance Contracts expiring prior to February 1, 2001, the greater of (a) the insurance premium for the remainder of the policy term plus an additional twelve months or (b) if such policy has a renewal term of greater than one year, the actual insurance premium; with respect to Insurance Contracts expiring between February 1, 2001 and July 31, 2001, the greater of the actual insurance premium or the annualized insurance premium; and with respect to Insurance Contracts expiring on or after August 1, 2001 which have initial policy terms in excess of one year, the greater of the actual insurance premium or the annualized insurance premium attributable to such policy and with respect to all new business with Surety Business Customers, including subdivision bonds, service contract bonds, and contract bonds (but excluding all licenses and permit bonds) that is written during the twelve (12) month period following the date of the execution of this Agreement, the actual insurance premium notwithstanding any other provision of this Agreement to the contrary. The Insurance Premium, against which any Override Payments due to Frontier will be calculated, shall only

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apply to one policy term.

         "Insurance Subsidiaries" has the meaning set forth in the recitals to this Agreement.

         "Insured" shall mean each named insured who is a party to an Insurance Contract.

         "Insurer Affiliate" shall mean an Affiliate which is an insurance company.

         "Knowledge" or "knowledge" as to any of the Seller Parties or Purchaser, shall mean the actual knowledge of those employees and officers of the Seller Parties and Purchaser, as applicable, listed on Schedule 1.1(b) hereto.

         "Liability" or "Liabilities" shall mean a liability, obligation, expense, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown) related, directly or indirectly, to the Business.

         "Lien" shall mean any mortgage, pledge, lien, encumbrance, charge, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any right of first refusal, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

         "Material Adverse Effect" shall mean a material adverse effect on the liabilities, results of operation or condition (financial or otherwise) of a Person or its business; provided, however that the following shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur: (i) the effects of changes affecting the property and casualty insurance industry generally; and
(ii) any adverse change resulting directly from the announcement of the transactions contemplated by this Agreement.

         "Material Producer Contract" has the meaning set forth in Section 3.23.

         "90-Day Commercial Paper Rate" shall mean the 90-Day Commercial Paper Rate as such rate is published under the caption "Commercial Paper" for 90-day duration to maturity in Federal Reserve Statistical Release H. 15 (519)

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         "Non-Compete Period" has the meaning set forth in Section 5.11(a).

         "Override Payments" has the meaning set forth in Section 2.6(f).

         "Payment Allocation Formula" has the meaning set forth in Section
2.7(a).

         "Permit" has the meaning set forth in Section 3.12(b).

         "Personal Property Leases" has the meaning set forth in Section 2.4.

         "Person" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust joint venture, labor union, estate, unincorporated organization or other entity.

         "Producer" has the meaning set forth in Section 3.23.

         "Proprietary Software" shall mean all Computer Programs owned by a Seller Party, including enhancements and modifications to packaged software.

         "Purchaser" has the meaning set forth in the introduction.

         "Real Estate and Related Services" has the meaning set forth in Section 2.5(b).

         "Representative" shall mean, with respect to any Person, such Person's officers, directors, employees, affiliates, agents and representatives (including, without limitation, any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

         "SAP" shall mean, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person, consistently applied.

         "Second Initial Payment" has the meaning set forth in Section 2.6(b).

         "Seller Financial Information" has the meaning set forth in Section
3.5.

         "Seller Parties" has the meaning set forth in the introduction.

         "Solvent" when used with respect to Parent or SDIA, shall have the meaning applicable to Parent under Applicable Law, when used with respect to

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Purchaser or a Seller Party other than Parent or SDIA, shall have the meaning applicable to such Purchaser or such Seller Party under the insurance laws of its domiciliary state and when used with respect to any party to this Agreement, shall mean its assets exceed its liabilities at a fair valuation and the present fair saleable value of its assets exceeds its probable liability on its existing debts as they become absolute and matured. To the extent that any such law exclusively uses the term "insolvent" rather than "solvent", "Solvent" when used in this Agreement in reference to a party shall be interpreted to mean not "insolvent" as defined in such law.

         "Surety Business" shall mean the business of writing, renewing and administering Insurance Contracts comprising the Seller Parties' surety Business, as set forth on Schedule 1.1(a).

         "Surety Business Customer" shall mean policyholders and named insureds of the Surety Business, as set forth on Schedule 1.1(a).

         "Tax Claim" has the meaning set forth in Section 6.3(c).

         "Taxes" shall mean all taxes, charges, duties, fees, levies, or other similar assessments or Liabilities, including without limitation all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers compensation, social security and franchise taxes imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

         "Third Party Claim" has the meaning set forth in Section 6.3(a).

         "Third Party Computer Programs" shall mean all Computer Programs not owned by a Seller Party.

         "Trademarks" shall mean all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, Internet domain names, logos, designs, slogans and general intangibles of like nature owned by a Seller Party relating to the

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conduct of the Business, together with the goodwill associated therewith, including but not limited to those items set forth on Schedule 3.14(a).

(i) "Transferred Assets" shall mean all of Seller Parties' right, title and interest in the expirations and renewals of the Insurance Contracts including any and all of Seller Parties' rights to solicit renewals of the Insurance Contracts, except for renewals of Insurance Contracts for any Business Customers that Purchaser has notified Seller Parties that it does not intend to write; the Books and Records; all assets principally used in the Business consisting of,
(A) all desks, chairs and computers used by Frontier employees which accept offers of employment extended by Purchaser; and (B) the assets listed on
Schedule 1.1(c) attached hereto used by Seller Parties to conduct the Business in the manner it is currently being conducted.

         "Transition Services Agreement" means the Transition Services Agreement between Purchaser and Seller Parties in the form attached hereto as Exhibit A.

         "Year 2000 Compliant" means for all dates and times, including, without limitation dates and times before, on and after December 31, 1999, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) all reports and displays are sorted correctly; and (v) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year).

(b)      Section   Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

         (c) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this

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Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.


                                    2 ARTICLE

                              3TRANSFER OF ASSETS


3.1      Section   The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date of the execution of this Agreement (the "Closing Date").

3.2      Section   Writing of Certain Insurance Contracts. Seller Parties will cooperate in all respects with Purchaser and its Affiliates as reasonably requested by Purchaser to assist Purchaser and its Insurer Affiliates in writing policies contemplated by this Agreement upon the cancellation or expiration of certain of the Insurance Contracts. Such cooperation shall include, without limitation, dealing cooperatively with agents, brokers and other intermediaries who produce the Insurance Contracts and policyholders of the Insurance Contracts.

3.3 Section Transfer of Transferred Assets. Upon the terms and subject to the conditions of this Agreement and the payment of the First Initial Payment on the Closing Date, Seller Parties shall sell, assign and transfer to Purchaser all of Seller Parties' respective right, title and interest in the Transferred Assets. All sales, assignments and transfers of the Transferred Assets shall be transferred to Purchaser on an exclusive basis and shall be effected by the Bill of Sale and Assignment Agreement, attached hereto as Exhibit B.

3.4      Section   Assignment of Transferred Contracts. On and as of the Closing
Date, subject to the terms set forth in this Agreement, Seller Parties shall assign and transfer to Purchaser all of Seller Parties' right, title and interest in and to, and Purchaser shall take assignment of, all leases of equipment, machinery and other personal property set forth on Schedule 2.4 (the "Personal Property Leases").

(a)      Section   Transition Services. Concurrently with the execution and
delivery of this Agreement, Seller Parties and Purchaser shall execute and deliver the Transition Services Agreement. The parties hereto agree that the Transition Services Agreement shall be effective and binding on the respective parties thereto at and as of the Closing Date.

         (b) Seller Parties will provide necessary office space, telephone

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service, utilities, computers, work stations, building charges and infrastructure services ("Real Estate and Related Services") for up to three months after the Closing for the Business, the cost of which will be determined in accordance with Section 2.5 of the Transition Services Agreement. The cost of such Real Estate and Related Services shall be borne by the Seller Parties for the first month following the Closing. Purchaser shall reimburse Seller Parties for the cost of such services for the last two months at Seller Parties' actual costs of providing such services.

3.5      Section   Consideration.

         (a) On the Closing Date, Purchaser shall pay to FIC, on behalf of the Insurance Subsidiaries, and FIC, on behalf of the Insurance Subsidiaries, shall accept and acknowledge receipt of, an amount equal to $8,400,000 as consideration for the Transferred Assets (the "First Initial Payment"). Although the First Initial Payment will be non-refundable, the amount of such First Initial Payment shall be offset against any Override Payments due to Frontier.

         (b) On the 93rd day after Closing, Purchaser will also pay to FIC, on behalf of the Insurance Subsidiaries, an additional $3.6 million (the "Second Initial Payment" and collectively with the First Initial Payment, the "Initial Payments"), together with interest from the Closing at the 90-Day Commercial Paper Rate, but only if Frontier has not breached any of its obligations under the this Agreement to pay (including, without limitation, the obligation to cause Clarendon National Insurance Company ("Clarendon") and United National Insurance Company to pay) return premiums to Business Customers or their insurance agents (as the case may be) with respect to cancelled Frontier policies within twenty-two (22) days of the effective date of the cancellation, and such breach is not cured within ten (10) days after receipt by Frontier of notice from Purchaser of such breach. Although the Second Initial Payment will be non-refundable, the amount of such Second Initial Payment (in addition to the First Initial Payment) shall be offset against any Override Payments due to Frontier under this Agreement.

         (c) Purchaser will pay to FIC, on behalf of the Insurance Subsidiaries and SDIA an amount equal to thirty percent (30%) of Insurance Premiums for renewals and replacements of Environmental Business and E&S Casualty Business written by Purchaser or its Insurer Affiliates.

         (i) Purchaser will pay to FIC, on behalf of the Insurance Subsidiaries and SDIA an amount equal to 30% of Insurance Premiums of Purchaser or its Insurer Affiliates for all renewal and replacement business with existing license and permit Surety Business Customers and other miscellaneous Surety Business renewed or replaced within the first thirty-six (36) months of the Closing, for a period ending twelve (12) months from the date of the execution of this Agreement, all new business with respect to Surety Business Customers, including

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subdivision bonds, service contract bonds and contract bonds, as of the date hereof.

         (d) If the aggregate Insurance Premiums written by Purchaser or its Insurer Affiliates for the Business exceed $50 million, then Purchaser will pay FIC, on behalf of the Insurance Subsidiaries and SDIA, an additional 5% (or an aggregate of 35%) of the Insurance Premiums in excess of $50 million.

         (e) All override payments described in clauses (c), (d) and (e) of this
Section 2.6 ("Override Payments") will be paid by Purchaser to FIC, on behalf of the Insurance Subsidiaries and SDIA, on a monthly basis, subject to any applicable setoff permitted under Sections 2.6(a), 2.6(b) and 7.4 of this Agreement. Purchaser shall report such payment within fifteen (15) days from the end of each calendar month and make such payment no later than forty-five (45) days from the end of each calendar month, subject to any applicable setoff permitted under Sections 2.6(a), 2.6(b) and 7.4 of this Agreement. Such monthly payments will be adjusted to reflect any uncollectible premiums relating to any Business Customers for which Frontier (or Clarendon or United National Insurance Company) has failed to pay any return premium due to such Business Customer.

         (f) All payments pursuant to this Section 2.6 shall be paid by Purchaser to an account designated by FIC, by wire transfer in immediately available funds.

         (g) Purchasers shall provide the Seller Parties and their Representatives access (during normal business hours and without undue disruption of business) to their respective books, records, workpapers and employees supporting or relating to the calculation of the Override Payments (or components of such calculation) due pursuant to this Section 2.6. In addition, Purchaser shall provide Seller Parties together with each report pursuant to clause (f) of this Section 2.6 a certificate from the Chief Financial Officer to the effect that to the best of his/her knowledge, the financial data used to calculate the Override Payments is fairly stated in all material respects and the calculation of the Override Payments has been made in accordance with this Agreement.

         (h) In the event that at any time, any of the Seller Parties notifies the Purchaser of any dispute with respect to the calculation of any consideration paid or payable pursuant to this Section 2.6, the parties agree to negotiate in good faith to resolve any such disputes within fifteen days after any such notice is given. In the event the parties shall fail to resolve any such dispute within such fifteen-day period, such dispute shall be immediately submitted to an independent accountant from a Big Five accounting firm (other than the then current accountant of either Purchaser or Seller Parties) for resolution, and the parties agree to cooperate in good faith in all respects with the investigation and resolution of such dispute by such accountant. The determination of such accountant shall be made in accordance with the terms of

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this Section 2.6 within 30 days after submission of such dispute, and shall be binding upon the parties. Each of the Seller Parties and Purchaser shall pay 50% of the fees and expenses of the independent accountant relating to this Section 2.6(i).

3.6      Section   Allocation of Payments.

         (a) FIC shall allocate the Initial Payments to FIC and UCIC pro rata by multiplying such Initial Payments by a fraction, the numerator of which is such Insurance Subsidiary's premium volume with respect to the Business for the twelve (12) months ending June 30, 2000 and the denominator of which is the aggregate premium volume of FIC and UCIC with respect to the Business for such twelve (12) month period (the "Payment Allocation Formula"). The parties acknowledge and agree that FIC may reallocate the amounts specified in Section
2.6 among the Seller Parties and modify the Purchase Allocation Formula to the extent requested by the Seller Parties and approved by the New York State Department of Insurance; provided, however, that no more than $2.4 million ($2,400,000) will be allocated to any Person other than the Insurance Subsidiaries.

         (b) Purchaser and Seller Parties agree to allocate the payments set forth in Section 2.7 among the Transferred Assets in accordance with Section 1060 of the Code and Treasury Regulation Section 1.1060-1T, which allocation shall be prepared by Purchaser and delivered to the Seller Parties within ninety
(90) days after the Closing; provided however, that the amount allocated by Purchaser may differ due to the capitalization of costs incurred in connection with the transaction contemplated by this Agreement. If the Seller Parties dispute the allocation, Purchaser and the Seller Parties shall cooperate in good faith to resolve any such dispute. Should the parties fail to reach agreement within thirty (30) days after Purchaser's delivery of such allocation to Seller Parties, the determination of the allocation shall be made by a mutually agreed upon and jointly engaged public accounting firm of national reputation, whose decision shall be final. Purchaser and the Seller Parties shall use the allocation determined under this Section 2.7 for purposes of filing Form 8594 (and any successor or replacement form) and for purposes of filing all necessary forms or reports required or permitted to be filed under state or local tax law.


3.7      Section   Excluded Liabilities. Neither Purchaser nor any of its
Affiliates shall assume or otherwise be liable in respect of, nor be deemed to have assumed, any debt, claim, obligation or other liability of Seller Parties or any of their Affiliates of any kind or nature whatsoever (whether absolute, accrued, contingent or other, and whether known or unknown) including, without limitation, (A) any liabilities or obligations of any kind whatsoever relating to or arising under Insurance Contracts issued by Frontier, (B) any other Liabilities of Seller Parties, (C) any businesses of Frontier not included within the definition of "Business," and (D) any

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reinsurance arrangements with Frontier with respect to the Business or Insurance
Contracts, unless expressly assumed by the Purchaser in this Agreement or the Ancillary Agreements (the "Excluded Liabilities").

                                    4ARTICLE

               5REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

                                       6

             Seller Parties represent and warrant to Purchaser that:

6.1   Section   Corporate Existence and Power. Each of Seller Parties (i) has
been duly incorporated, is validly existing and is in good standing under the laws of its state of incorporation or domicile, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary, as the case may be. No Seller Party is in violation of any of the provisions of its charter or bylaws with respect to the conduct of the Business.

6.2   Section   Corporate Authorization. The execution, delivery and, subject to the receipt of the approvals referred to in Section 3.3, performance by Seller Parties of this Agreement and the Ancillary Agreements are within their powers and have been duly authorized by all necessary corporate action on the part of Seller Parties. This Agreement and the Ancillary Agreements constitute valid and legally binding agreements, enforceable against each Seller Party thereto in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

6.3   Section   Governmental Authorization. The execution, delivery and
performance by Seller Parties of this Agreement and the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity on the part of Seller Parties or any Affiliate thereof other than (i) approvals or filings under Applicable Law, including the insurance laws of the jurisdictions set forth on Schedule 3.3, (ii) filings and notices not required to be made or given until after the Closing Date and (iii) filings, at any time, of Tax Returns, and (iv) any such other

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action or filing not contemplated in the preceding clauses (i) through (iii) as to which the failure to make or obtain would not, individually or in the aggregate, materially impair the ability of Seller Parties to conduct the Businesses.

6.4   Section   Non-Contravention. The execution, delivery and performance by
Seller Parties of this Agreement and in the Ancillary Agreements do not and will not (i) violate the charter or bylaws of any Seller Party, (ii) assuming compliance with the filings, notices, approvals and other matters referred to in
Section 3.3, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller Party or to a loss of any benefit to which any Seller Party is entitled under, any material reinsurance agreement, any material agreement or any other material instrument binding upon any Seller Party, or any license, franchise, permit or other similar authorization held by any Seller Party, or
(iv) result in the creation or imposition of any Lien on any Transferred Assets.

6.5   Section   Financial Information. The financial information on Schedule 3.5 relating to the Business (the " Seller Financial Information") (i) was prepared in conformity with SAP, as applicable, and (ii) is fairly stated in all material respects.

6.6   Section   Premiums and Losses. The amount of premiums and losses
(including IBNR) and loss adjustment expenses and loss and LAE ratios reflected in the Seller Financial Information have been derived from financial information prepared in accordance with SAP. For purposes of this Agreement, the terms "IBNR" and "loss and LAE ratios" shall have the meanings ascribed to such terms pursuant to SAP.

6.7   Section   Absence of Certain Changes. Except as disclosed in Schedule 3.7 or to Purchaser in writing on or prior to the date hereof, since December 31, 1999 the Business has been conducted in the ordinary course consistent in all material respects with past practices (including with regard to underwriting, pricing and actuarial policies, practices and standards generally) and, to the extent relating to the Business, there has not been:

         (i) any event, claim, occurrence, development or state of circumstances of facts which has had or would reasonably be expected to have a Material Adverse Effect on the Business;

         (ii) with respect to any employee which has been extended an offer of employment by Purchaser, any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any officer or employee engaged in the Business (or any amendment to any such existing

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         agreement), (B) grant of any severance or termination pay to any officer or employee engaged in the Business, other than in the ordinary course of business, (C) change in compensation or other benefits payable to any officer or employee engaged in the Business, other than
         (1) increases in base compensation in the ordinary course of business consistent with past practice (but in no event greater than 6% in the aggregate on a per annum basis for all such individuals as a group),
         (2) with respect to officers, changes in benefits required by plans and arrangements in effect as of December 31, 1999 and (3) with respect to employees who are not officers, changes in benefits in accordance with plans or arrangements in effect as of December 31, 1999 in the ordinary course of business consistent with past practice or (D) loans or advances to any officers or employees engaged in the Business, except for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

         (iii) any transaction by Seller Parties involving Transferred Assets other than in the ordinary course of business consistent in all material respects with past practice;

         (iv) any significant change by Seller Parties in the compensation structure of, or benefits available to, with respect to any agent;

         (v) any sale or disposal of Transferred Assets other than in the ordinary course of the Business consistent in all material respects with past practice;

         (vi) any transaction by Seller Parties involving the assets of the Business other than in the ordinary course of business consistent with past practice;

         (vii) any agreement or commitment (contingent or otherwise) by Seller Parties to do any of the foregoing.

(b)   Section   Material Contracts. Except as disclosed in Schedule 3.8 and except as provided in this Agreement, there are no agreements of any Seller Party (of any kind or nature whatsoever, contingent or other, and whether known or unknown) related, directly or indirectly, to the Business (other than this Agreement, the Ancillary Agreements, the Term Sheet and the Confidentiality Agreement) as to which Purchaser shall have any liability or obligation.

(c)   Section   Litigation. Except as set forth on Schedule 3.9(a), there is no material action, suit, investigation, judgment or proceeding against or affecting the properties of a Seller Party as regards the Business or Transferred Assets pending before any court or arbitrator or any governmental body, agency or official or, to the knowledge of Seller Parties, threatened by any Person.

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



         (d) There is no action, suit, investigation or proceeding pending against, or affecting the properties of, a Seller Party as regards the Business or Transferred Assets before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent the transactions contemplated hereby. Except as disclosed in Schedule 3.9(b), no Seller Party nor any of its properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of transactions contemplated hereby.

(i)   Section   Compliance with Laws. Except as set forth on Schedule 3.10 or
Schedule 3.7 or disclosed in writing to Purchaser on or prior to the date hereof; no Seller Party has received any written notice since January 1, 1999 from any Governmental Entity alleging any material violation of any Applicable Law in the conduct of the Business or directing a Seller Party to take any remedial action with respect to such Applicable Law and there are no presently existing circumstances that could reasonably be expected to result in any material violation of any Applicable Law relating to the Business.

(e)   Section   Properties and Assets. Schedule 3.11(a) lists each Lien on
Transferred Assets. Each Seller Party has good title to, or in the case of leased property has valid leasehold interests in, all of its respective Transferred Assets, and none of such assets are subject to any Liens. Upon Closing, Purchaser will acquire good title to the Transferred Assets free and clear of all Liens other than those created by Purchaser.

         (f) Except as set forth on Schedule 3.11(b), each Seller Party has good title to, or in the case of leased property has valid leasehold interests in, or valid licenses to, all of its respective assets which are reasonably necessary to perform its obligations under the Transition Services Agreement.

6.8   Section   Regulatory Filings.

         (a) Except as set forth in Schedule 3.10 or Schedule 3.7 or disclosed in writing to Purchaser on or prior to the date hereof, the Business is being conducted in compliance in all material respects with all Applicable Laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity.

         (b) Each Seller Party has all permits and insurance and other licenses, franchises, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents necessary to its conduct of the Business (each of which, a " Permit") as it is currently conducted in each jurisdiction in which the Seller Parties require such Permits. The Business has been and is being conducted in compliance in all material respects with all such Permits. All such

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



Permits are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of Seller Parties, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such Permit.

         (c) Seller Parties have made available for inspection by Purchaser complete (i) copies of all material registrations, filings and submissions relating to the Business made since January 1, 1997 by the Seller Parties with any Governmental Entity and any (ii) reports of examinations with respect to the Business issued since January 1, 1995 by any such Governmental Entity that relate to the Seller Parties.

         (d) To the extent required by Applicable Law, all Insurance Contracts issued or sold by the Frontier since January 1, 1995 are, in all material respects, on forms approved by the insurance regulatory authority of the jurisdiction where issued or sold or have been filed with and not objected to by such authority within the period provided for objection, and have been filed or registered as required with all other applicable Governmental Entities. Except as set forth on Schedule 3.12(d), all Insurance Contracts issued or sold by Frontier since January 1, 1990 complied as to form when issued or sold, with the provisions of Applicable Law. All the premium rates required to be filed with or approved by insurance regulatory authorities since January 1, 1990 have, in all material respects, been so filed or approved or not objected to within the period provided for objection, and all premiums charged conform in all material respects thereto. No Seller Parties or their Affiliates has, since January 1, 1995, advertised or used other literature in connection with the Business that does not comply in all material respects with Applicable Laws.

6.9   Section   Solvency; Adequate Capitalization; Ability to Pay Debts. Each
Seller Party is and, prior to and immediately after giving effect to the consummation of this Agreement and in the Ancillary Agreements, will be Solvent. At the time of and immediately after giving effect to the consummation of the transactions contemplated hereby, no Seller Party will have unreasonably small capital with which to conduct its business or shall be generally unable to pay its debts as they become due (in each case as contemplated under Applicable Laws with respect to voidable or fraudulent transfers and obligations). No Seller Party is subject to any order of supervision, conservation, liquidation, rehabilitation, delinquency or similar proceeding under Applicable Law. Parent is not subject to any action, suit, judgment or proceeding under Federal bankruptcy law.

6.10   Section   Employee Matters.

         (a) Each Seller Party is in material compliance with all Applicable Laws respecting employment and employment practices with respect to employees engaged in the Business, and the terms and conditions of such employees' employment and wages and hours. No Seller Party is a party to or bound by any

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collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year, in each case, with respect to employees engaged in the Business. There is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee engaged in the Business or any labor union pending or to the knowledge of the Seller Party threatened against a Seller Party relating to employees engaged in the Business. No Seller Party is the subject of any pending written or, to the knowledge of the Seller Party, oral claim asserting that such entity has committed any unfair labor practice.

         (b) Except as set forth in Schedule 3.14 or Schedule 5.12, no employee of a Seller Party devoted principally to the Business has any employment contract or other agreement, practice or arrangement by which such employee is employed on any basis other than as an "at will" employee or by which a Seller Party is restricted in any manner from terminating the services of such employee at any time without penalty or payment.

6.11   Section   Books and Records. The Books and Records are complete and
accurate in all material respects and have been maintained in accordance with Seller Parties' customary business practices with respect to the Business. Seller Parties have made available to Purchaser on or prior to the Closing Date copies of all material written underwriting and claim service policies, procedures and guidelines.

6.12   Section   Threats of Cancellation.

         (a) Except as disclosed in Schedule 3.16, since December 31, 1999, no reinsurer has terminated its relationship with Frontier.

         (b) Except as disclosed in Schedule 3.16, to the knowledge of a Seller Party, no reinsurer of the Business has threatened to terminate its reinsurance with the Seller Parties with respect to the Insurance Contracts.

6.13   Section   Brokers. Except for Banc of America Securities, LLC there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, any Seller Party who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

6.14   Section   Clarendon and United National Insurance Company Letter
Agreement. Frontier has provided Purchaser with a letter from Clarendon and United National Insurance Company, copies of which have been attached hereto as Exhibit C.

6.15   Section   Taxes. Each Seller Party (i) has duly filed (or there

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has been filed on its behalf) with the appropriate taxing authorities all Tax
Returns with respect to the Business required to be filed by it on or prior to the date hereof, and each such Tax Return is true, correct and complete in all respects and (ii) has duly paid in full or made full and adequate provision (or there has been paid or provision made on its behalf) for the payment of Taxes of such Seller Party.

6.16   Section   Producers. Schedule 3.20(a) lists each agent, broker and other producer with respect to the Business ("Producers"). Seller Parties have made available to Purchaser prior to the date hereof the forms of agency, brokerage and producer agreement used in the Business. Except as set forth on Schedule 3.20(b), each such agreement, to the extent relating to the Business, is in full force and effect. Each Seller Party that is a party to an agency, brokerage or producer agreement which resulted, in calendar year 1999, in more than $750,000 in direct written premium with respect to the Business (a "Material Producer Contract") is not in material breach of any provision thereof and, to the knowledge of the Seller Parties no other party to such Material Producer Contract is in material breach or, to the knowledge of Seller Parties, has threatened breach, of any provision thereof. There is no event that has occurred which, with the passage of time or the giving of notice, or both, would create a default or breach by any Seller Party of any Material Producer Contact.

                                    7ARTICLE

                  8REPRESENTATIONS AND WARRANTIES OF PURCHASER

                                       9

            Purchaser represents and warrants to Seller Parties that:

9.1   Section   Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Missouri and has the corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted.

9.2   Section   Corporate Authorization. The execution, delivery and, subject to the receipt of the approvals referred to in Section 4.3, performance by Purchaser of this Agreement and the Ancillary Agreements are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and Ancillary Agreements constitute, valid and legally binding agreements of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect

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relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

9.3   Section   Governmental Authorization. The execution, delivery and
performance by Purchaser of this Agreement and the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity on the part of Purchaser or any Affiliate thereof other than (i) approvals of filings under Applicable Law, including the insurance laws of the jurisdictions set forth in Schedule 4.3, (ii) filings and notices not required to be made or given until after the Closing Date and (iii) filings, at any time, of tax returns, tax reports and tax information statements.

9.4   Section   Non-Contravention. Except as set forth in Schedule 4.4, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not (i) violate the certificate of incorporation or by-laws of Purchaser, (ii) assuming compliance with the filings, notices, approvals and other matters referred to in Section 4.3, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right to termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any material agreement or other instrument binding upon Purchaser or any material license, franchise, permit or other similar authorization held by Purchaser or
(iv) result in the creation or imposition of any material Lien on any material assets.

9.5   Section   Licenses and Permits. Except as listed on Schedule 4.5 hereto,
Purchaser and its Insurer Affiliates have all Permits necessary to perform their obligations under this Agreement and the Ancillary Agreements. All such Permits are valid and in full force and effect, and Purchaser is not operating under any agreement or understanding with any Governmental Entity which restricts their authority to do business or requires Purchaser to take, or refrain from taking, any action relating to the conduct of the Business otherwise permitted by Applicable Law. Except as listed on Schedule 4.5 hereto, no material violations exist in respect of any such Permit and no investigation or proceeding is pending or, to the knowledge of Purchaser, threatened, which would reasonably be expected to result in the revocation, amendment, failure to renew, limitation, modification, suspension or revocation of any such Permit and, to the knowledge of Purchaser, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding or investigation.

9.6   Section   Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

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


9.7      Section   Solvency; Adequate Capitalization; Ability to Pay Debts.
Purchaser is and, prior to and after giving effect to the consummation of this Agreement and in the Ancillary Agreements, will be Solvent. Purchaser is not subject to any supervision, conservation, liquidation, rehabilitation, delinquency or similar proceeding, or investigation or inquiry which is reasonably likely to result in any such proceeding, under Applicable Law.


                                   10ARTICLE


                                  11COVENANTS


11.1     Section   Transfer of the Business. Subject to the terms of the
Confidentiality Agreement:

     (a) Seller Parties shall afford Purchaser and its Affiliates full and complete access to all Books and Records; contracts, financial statements of the Business; projections, facilities, personnel, business plans, work papers and involved in or related to the Business; and financial and other data pertaining to the Business, including, but not limited to, accurate and complete copies of all in-force Insurance Contracts; underwriting, claim, loss prevention or engineering files renewal and Producer lists; actuarial reviews; loss runs pertaining to the Business; and descriptions of the compensation and of responsibilities of employees. Seller Parties shall furnish promptly to Purchaser and its Affiliates copies of such materials as Purchaser or such Affiliates shall request, for the purpose of assisting Purchaser and its Insurer Affiliates in assessing the Business and in writing policies contemplated by this Agreement upon the cancellation or expiration of the Insurance Contracts as they shall seek to write in their sole discretion.

     (b) Seller Parties shall afford Purchaser and its Affiliates reasonable access to all personnel files, performance evaluations and other employee records of Seller Parties' employees who have responsibility with respect to the Business, and shall furnish promptly to Purchaser and its Affiliates copies of such records as Purchaser or such Affiliates shall request, for the purpose of assisting them in determining whether to offer employment to any such employees. Seller Parties shall use reasonable best efforts to obtain any consents necessary for access to such employment records. Seller Parties hereby consent to any such offers of employment by Purchaser and its Affiliates and acknowledges that such offers shall be made in the sole discretion of Purchaser and its Affiliates.

     (c) Seller Parties shall afford Purchaser and its Affiliates full and complete access to all of their records relating to Producers, and shall furnish promptly to Purchaser and its Affiliates copies of such records as Purchaser and such Affiliates shall request, for the purpose of assisting Purchaser and its Affiliates in determining whether to enter into agreements with any such Producers. Seller Parties shall use reasonable best efforts to obtain any consents necessary for access to all records relating to Producers. Purchaser covenants and agrees that it shall not, and shall not permit any of its Affiliates to, use such records in a matter that would cause Seller Parties to be in material breach of any material contract with any Producers.

11.2     Section   Expenses. Except as otherwise specifically provided in this
Agreement or in any Ancillary Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby. Any costs associated with copying the Books and Records provided to Purchaser pursuant to this Agreement shall be divided 50% between each of Purchaser and Seller Parties.

11.3     Section   Facilitation of Purchaser Writing Policies of Business
Customers. In order to facilitate Purchaser's writing the policies of Business Customers, Frontier covenants: (i) to use its best efforts to assist and facilitate the migration of the Business from Frontier to Purchaser; (ii) utilize its best efforts to obtain approval from reinsurers of the Business to replicate Frontier's reinsurance program relating to the Business for the benefit of Purchaser; and (iii) at Purchaser's request to cancel any existing Insurance Contracts on a pro rata basis which Purchaser desires to write (subject to the consent of the policyholder or its agent). Within fifteen days from the Closing, Seller Parties shall provide Purchaser with a list identifying a team of individuals that will assist in the migration of the Business from Seller Parties to Purchaser.

11.4     Section   Cooperation and Reasonable Best Efforts.


     (a) Seller Parties and Purchaser shall cooperate and use reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby, including, without limitation, obtaining each Permit set forth on Schedules 3.3 and 4.3 hereto. Purchaser and Seller Parties will provide each other and their counsel the opportunity to review in advance and comment on all such filings with any Governmental Entity. Purchaser and Seller Parties will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 3.3 and Schedule
4.3. It is expressly understood by the parties hereto that each party hereto shall use reasonable best efforts to ensure that Representatives of both the Purchaser and Seller Parties shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event


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before or with a Governmental Entity or other organization relating to this
Agreement or an Ancillary Agreement, except that this sentence shall not apply to any hearing, proceeding, meeting, conference or similar event relating to Taxes. In furtherance of the foregoing, Purchaser and Seller Parties shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this
Section 5.4 shall be given to Representatives of Seller Parties or Purchaser entitled to receive notices hereunder.

     (b) Seller Parties and Purchaser shall cooperate and use reasonable best efforts to obtain all approvals and consents to the transactions contemplated by this Agreement and the Ancillary Agreements from Persons which are not Governmental Entities. In the event and to the extent that Seller Parties are unable to obtain any required approval or consent of non-governmental or non-regulatory authorities to any agreement to be assigned to Purchaser hereunder, (i) Seller Parties shall use their reasonable best efforts in cooperation with Purchaser to (x) provide or cause to be provided to Purchaser the benefits of any such agreement, (y) cooperate in any arrangement, reasonable and lawful as to Seller Parties and Purchaser designed to provide such benefits to Purchaser and (z) enforce for the account of Purchaser (at Purchaser's request and Purchaser's sole cost and expense, including indemnification of the Seller Parties by Purchaser for any Damages resulting therefrom) any rights of Seller Parties arising from such agreements.

     (c) Following the Closing, Purchaser and Seller Parties shall provide reasonable assistance to each other with the investigation of, response to or defense of any suit, action or proceeding with a third party (subject to the provisions of Article 6) that relates to the Business or Transferred Assets.

     (d) Purchaser and Seller Parties shall cooperate fully in effecting the transition of the Business from approved policy forms and rates of Insurance Subsidiaries to approved policy forms and rates of Purchaser or its Insurer Affiliates. Purchaser will only reimburse Seller Parties for out-of-pocket costs associated with the transition of approved policy forms and rates.

11.5     Section   Notices of Certain Events. Each party shall promptly notify the other party of:

     (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

     (b) any notice or other communication received relating to the transactions contemplated by this Agreement or any Ancillary Agreement and any other significant notices or other communications from any Governmental Entity;


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and

     (c) any actions, suits, claims (other than claims under contracts in the ordinary course of the Business consistent in all material respects with past practice), investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party that relates to the Business, or that relates to the consummation of a transaction contemplated by this Agreement or any Ancillary Agreement.

11.6     Section   Licenses and Permits; Regulatory Compliance.

     (a) Purchaser and its Insurer Affiliates will use their reasonable best efforts to obtain all Permits necessary to enable them to write policies contemplated by this Agreement upon the cancellation or expiration of the Insurance Contracts and to perform their obligations under this Agreement and the Ancillary Agreements.

     (b) Purchaser, Seller Parties and their respective Representatives and Affiliates shall comply in all material respects with all Applicable Laws relating to their conduct in performing their obligations under this Agreement and the Ancillary Agreements. Seller Parties shall file, and shall cooperate (and shall continue to cooperate if such filing has already been made) with Purchaser in making, as soon as practicable following the date hereof, all regulatory filings, if any, required for each party hereto to be in compliance with Applicable Law as regards the covenants and agreements herein and the transactions contemplated hereby.

     (c) Seller Parties will be responsible, at their sole cost and expense, for all non-renewal and cancellation notifications and other requirements under Applicable Law with respect to Business Customers. Purchaser and Seller Parties agree to cooperate with each other with respect to the timing and content of Seller Parties' non-renewal and cancellation notifications to Business Customers in order to facilitate Seller Parties' fulfillment of their legal obligations with respect to Business Customers.

11.7     Section   Third Party Consents.

     (a) Seller Parties shall use their reasonable best efforts, at their sole expense, to obtain any third party's consents required in connection with the transactions contemplated by this Agreement and in the Ancillary Agreements.

11.8     Section   Exclusivity.


     (a) Except for renewals of Insurance Contracts for any Business Customer that Purchaser has notified Seller Parties that it does not intend to write,

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each Seller Party acknowledges that the intent of this Agreement and the
Ancillary Agreements is to convey to Purchaser on an exclusive basis all right, title and interest in the renewal rights provided to Purchaser hereunder. Seller Parties will not retain any renewal rights and will not assign, transfer or facilitate the transfer of Business to any Person other than the Purchaser and its Insurer Affiliates, regardless of whether Purchaser or its Insurer Affiliates choose to insure any Business Customer upon expiration or cancellation of its Insurance Contract; provided, however, Seller Parties may write policies constituting the Business that Purchaser has notified Seller Parties that it does not intend to write.

     (i) Each Seller Party acknowledges that the intent of this Agreement and the Ancillary Agreements is to convey to Purchaser on an exclusive basis all right, title and interest in the Books and Records, data and information relating to the Business (collectively, the "Information"). As of the Closing, Purchaser and its Affiliates shall have the exclusive right to use in any manner (including, without limitation, in the solicitation of customers, insureds, agents, producers and brokers) the Information; except as expressly contemplated or permitted by the Transition Services Agreement or as required under Applicable Law or except for renewals of Insurance Contracts for any Business Customer that Purchaser has notified Seller Parties that it does not intend to write, Seller Parties, their Representatives and Affiliates may not in any way use (including, without limitation, in the solicitation of customers, insureds, agents, producers and brokers) the Information in their businesses, operations and activities; and except for renewals of Insurance Contracts for any Business Customer that Purchaser has notified Seller Parties that it does not intend to write Seller Parties, their Representatives and Affiliates shall not, directly or indirectly, provide any Information to any Person not a party to this Agreement for the purpose of assisting, encouraging or enabling such Person to compete with Purchaser and its Insurer Affiliates for the Business, or which is in fact used for such purpose.

     (b) The parties to this Agreement acknowledge that the covenant set forth in this Section 5.8 is an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties to this Agreement acknowledge that this Section 5.8 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or the Ancillary Agreements.

     (c) The parties to this Agreement acknowledge that the restrictions imposed by this Section 5.8 are fair and reasonable and are reasonably required for the protection of Purchaser and its Affiliates. If any of the restrictions or covenants in paragraph (a) of this Section 5.8 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the restrictions or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in paragraph (a) of this Section 5.8, or


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any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced from, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in paragraph (a) of this Section 5.8 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the parties' rights to the relief provided above in the courts of any states or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each such jurisdiction being, for this purpose, severable into diverse and independent covenants.

     (d) If any party hereto commits a breach, or is about to commit a breach, of any of the provisions of this Section 5.8, each of the other parties hereto shall have the right to have the provisions of this Section 5.8 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the non-breaching parties and that money damages may not provide an adequate remedy to such parties. In addition, in connection with this Section 5.8, each of the parties hereto may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

     (e) Seller Parties agree that the covenant in this Section 5.8 is for the benefit of Purchaser and its Affiliates.

11.9     Section   Use of Names.

     (a) Neither party to this Agreement shall have any right to use, nor shall any such party use, any corporate name or acronym of the other party hereto or any of its Affiliates in any jurisdiction, or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing.

     (b) The parties hereto acknowledge and agree that any damage caused to a party hereto or any of its Affiliates by reason of a material breach by the other party or any of its Affiliates of this Section 5.9 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, the non-breaching party and any of its Affiliates shall be entitled to an injunction issued by a


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court of competent jurisdiction restraining and enjoining any violation by the other party or any of its Affiliates of this Section 5.9.

11.10    Section   Employee Matters.

     (a) Concurrent with the execution of this Agreement, Purchaser will extend offers of employment to no less than 45 employees of Frontier's Environmental or E&S Casualty Business and no less than 20 employees of Frontier's Surety Business. The employment of the 65 people referred to in this clause (a) shall in no event begin later than seven days after the Closing.

     (b) Purchaser will have no responsibility or liability whatsoever for compensation, severance or employee benefits matters relating to (i) pre-Closing matters, or (ii) post-Closing matters relating to Frontier employees which have either not been extended offers of employment by Purchaser or which have rejected Purchaser's offer of employment.

11.11    Section   Non-Compete.

(i) Except as contemplated by subsection (c) of this Section 5.11, for a period of (A) twenty-four (24) months from the date hereof in the case of the Surety Business or (B) thirty-six (36) months from the date hereof in the case of all other lines of business which constitutes the Business (the "Non-Compete Period"), Seller Parties and any of their Affiliates shall not directly or indirectly, issue, write, place, reinsure, solicit, quote, underwrite or renew any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; own, manage, be an agent of, act as a consultant for, assist or have a controlling interest in any enterprise or business which writes, places, reinsures, renews, solicits, quotes, underwrites or reviews any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; enter into any partnership, joint venture or other similar agreements or arrangements pursuant to which the Seller Parties, any of their Affiliates or such partnership, joint venture or similar entity would solicit, quote or underwrite, directly or indirectly, any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; establish or acquire any entity which would directly or indirectly, write, place, reinsure, renew, solicit, quote or underwrite any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; assist, encourage or enable any Person not a

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party to this Agreement to directly or indirectly, issue, write, place, reinsure, solicit, quote, underwrite or renew any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; assist any competitor of Purchaser in competing for or writing any insurance contracts for the same or similar kinds or classes of business which comprise the Business, the Surety Business or the Environmental Business, including, but not limited to, Insurance Contracts for any Business Customer; or take any actions which would, directly or indirectly, allow Seller Parties or any of their Affiliates to do any of the foregoing; provided, however, in the event of the acquisition of any of the Seller Parties (whether by sale of assets or stock, merger, consolidation or otherwise), any non-compliance with this Section 5.11 resulting from the subsequent activities of any Person that is not an Affiliate of the Seller Parties immediately prior to such acquisition shall not be deemed a breach of this Section 5.11.

         (b) Notwithstanding the foregoing, Seller Parties and their Affiliates may not, directly or indirectly, take any action, or facilitate, permit or encourage any unaffiliated third party to, directly or indirectly, take any action, which would involve the use of, or sale or other transfer to an unaffiliated third party of, any of the Information relating to any Insurance Contracts for any Business Customer. The provisions of this paragraph shall apply until August 3, 2001.

         (c) Notwithstanding any other provision of this Section 5.11 to the contrary, Seller Parties shall not be prohibited from (A) servicing or writing any Insurance Contracts for any Business Customer that Purchaser has notified Seller Parties that it does not intend to write; (B) making investments of assets in the ordinary course of business in entities that compete, directly or indirectly, with the Business, provided that each such investment is a passive investment where no Seller Party (i) intends to or has the right to influence or direct the operation or management of any such entity or (ii) is a participant with any other Person in any group with such intention or right; (C) making investments in Purchaser and its Affiliates; (D) servicing or writing any kinds or classes of business which comprise the E&S Casualty Business for other than Business Customers; or (E) acquiring any business that includes operations the conduct of which by a Seller Party would otherwise violate paragraph (a) above, provided that (i) such operations do not, in the aggregate, represent more than ten (10) percent of the consolidated assets or contribute more than ten (10) percent of the consolidated revenues of the overall business so acquired and
(ii) such Seller Party sells or otherwise disposes of any such operations within twelve (12) months of such acquisition (regardless of whether such twelve (12) month period would terminate subsequent to the prohibition contained in this
Section 5.11(d)); provided, however, that Seller Parties agree that they shall not, directly or indirectly, take any action which would facilitate conduct by any Person (including, but not limited to, Affiliates not bound by the provisions of Section 5.11)

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




who competes, directly or indirectly, with the Business that would, if engaged in by any Seller Party or its Affiliates, be inconsistent with the provisions of this Section 5.11.

         (d) The parties to this Agreement acknowledge that the covenants set forth in this Section 5.11 are an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties to this Agreement acknowledge that this Section 5.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the parties.

         (e) The parties to this Agreement acknowledge that the type and periods of restriction imposed in the provisions of this Section 5.11 are fair and reasonable and are reasonably required for the protection of the parties. If any of the restrictions or covenants in this Section 5.11 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this
Section 5.11, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced from, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 5.11 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the parties' rights to the relief provided above in the courts of any states or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each such jurisdiction being, for this purpose, severable into diverse and independent covenants.

         (f) If any party hereto commits a breach, or is about to commit a breach, of any of the provisions of this Section 5.11 each of the other parties hereto shall have the right to have the provisions of this Section 5.11 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the non-breaching parties and that money damages may not provide an adequate remedy to such parties. In addition, in connection with this Section 5.11, each of the parties hereto may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

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         (g) Seller Parties agree that the covenants in this Section 5.11 are for the benefit of Purchaser and each of its Affiliates.

         (h) Notwithstanding anything in this Agreement to the contrary, in no event shall any Seller Party furnish any Information to any other Person that is not bound by the provisions of this Section 5.11 unless required by Applicable Law.

(i)      Section   Change of Control Payment. At the closing, Frontier shall pay any change of control payments to those employees and in such amounts as are listed on Schedule 5.12 and Purchaser shall reimburse Frontier for $40,000 of such payments. Seller Parties shall provide Purchaser with copies of the checks used for such payments.

11.12    Section   Payments of Return Premium. Frontier will pay, and cause
Clarendon and United National Insurance Company to pay, to the applicable Business Customer or its agent, any return premium owed to Business Customers as a result of cancellation of a Frontier, Clarendon or United National Insurance Company Insurance Contract within 22 days of the effective date of the cancellation. Any such cancellation shall be in accordance with Section 5.18 hereof.

11.13    Section   Encourage Policyholders to Cancel and Rewrite. Purchaser will use its reasonable best efforts to encourage policyholders holding Insurance Contracts expiring prior to February 1, 2001 to cancel such Frontier policies and rewrite policies contemplated by this Agreement upon the cancellation or expiration of such Insurance Contracts on Purchaser's paper.

11.14    Section   Public Announcements and Communications. Seller Parties and
Purchaser will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the other unless such action is required by law. Any consent requested by a party hereunder shall not be unreasonably withheld or delayed.

11.15    Section   Cancellation of Insurance Contracts. At Purchaser's request and with the consent of the insured or its agent, Seller Parties shall cancel, and cause Clarendon and United National Insurance Company to cancel, on a pro rata basis, any existing Insurance Contracts relating to the Business which Purchaser desires to write on a pro rata basis.

11.16    Section   Seller Parties. (i) shall use reasonable best efforts to
assign (to the extent permitted under the terms thereof but solely to the extent such terms affect the Business), effective upon the Closing, their rights under any (A)

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confidentiality agreement or similar agreement pursuant to which Information or due diligence items that relate, in any way, directly or indirectly, to the Business or access to the Business were provided to any Person (other than Purchaser) and (B) to the extent assignable, any rights of any Seller Party under any employment and other agreements pursuant to which Seller Party employees as of July 19, 2000 involved in the Business have agreed not to compete for the Business, and (ii) agree not to amend or modify any such agreements without Purchaser's written consent (except for agreements with current employees that Purchaser does not hire). If any such agreements cannot be assigned to Purchaser, Seller Parties shall vigorously enforce their rights under such agreements and Purchaser shall reimburse Seller Parties for their documented and itemized reasonable expenses incurred in the enforcement of such rights (including indemnification by Purchaser of Seller Parties for any Damages arising out of any action taken at the direction of Purchaser). Such reimbursement shall be made promptly after submission to Purchaser of such documentation.

11.17    Section   Agents. Seller Parties shall use commercially reasonable
efforts to enable Purchaser to appoint and/or enter into agency contracts with each agent of the Business that is not currently an agent of Purchaser thereof. Seller Parties shall use commercially reasonable efforts to preserve its relationships with its agents.

11.18    Section   Further Assurances. Seller Parties and Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby. Seller Parties and Purchaser shall execute any additional documents, instruments or conveyances and make any filings of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or of an Ancillary Agreement, including, without limitation, putting Purchaser in full possession and control of the Transferred Assets.


                                    12ARTICLE

                           13SURVIVAL; INDEMNIFICATION


13.1     Section   Survival. The representations and warranties of the parties hereto contained in this Agreement, any Ancillary Agreement or in any certificate or other writing delivered pursuant to or in connection with any Ancillary Agreement shall survive the Closing until eighteen months after the Closing Date provided that the representations and warranties contained in Sections 3.11 and 3.13

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shall survive indefinitely and the representations and warranties contained in
Sections 3.9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive beyond the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the scheduled termination of such representation or warranty, as applicable. The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article 6 contained in this Agreement or in any Ancillary Agreement shall survive indefinitely. The parties acknowledge and agree that the provisions of this Article VI shall be the sole and exclusive remedy for any breaches of the representations and warranties contained in this Agreement, except to the extent equitable relief has been expressly provided for in this Agreement.

13.2     Section   Indemnification.

         (i) Seller Parties hereby indemnify Purchaser and its Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 6.2(d)) from any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and reasonable expenses of investigation in connection with any action, suit or proceeding) ("Damages"), incurred or suffered by Purchaser or any Affiliate of Purchaser, arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller Parties pursuant to this Agreement (other than pursuant to Article 6), the operation of the Business prior to July 19, 2000, any claim by any present or former employee of a Seller Party or Affiliate thereof, including, without limitation, the Transferred Employees, which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between a Seller Party or Affiliate thereof and such present or former employee, which arose out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) prior to the Closing, any legal proceedings arising out of the transactions contemplated hereby brought against any Purchaser or its Affiliates by (A) any Frontier employee which has not been offered employment by Purchaser or which has declined an offer of employment by Purchaser; (B) any Business Customer for which Purchaser has not written coverage; (C) any receiver, liquidator, or conservator of Parent or any of its Subsidiaries, or (D)

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any shareholder or creditor of Frontier; and any legal proceedings brought or actions taken against any Purchaser or its Affiliates with respect to any matter relating to the Business which occurred prior to the July 19, 2000, except with respect to any policies written by Purchaser or its insurer affiliates; provided, however, that the foregoing indemnification contained in clauses (iv) and (v) shall not apply with respect to any costs, expenses and liabilities directly attributable to the gross negligence or willful misconduct on behalf of Purchaser or its Affiliates or any material breach by Purchaser or its Affiliates of any material contractual obligations to Frontier under the terms of this Agreement; ( vi) Seller Parties' failure to comply with Applicable Law relating to the withdrawal from the Business or the non-renewal of any Insurance Contracts; or (vii) the enforcement of their rights under this Section 6.2; provided, however, that Seller Parties shall not be liable under this Section 6.2(a)(i) for any misrepresentation or breach of warranty (x) unless (and only to the extent) the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties referred to in this Section 6.2(a)(i) exceeds 1 1/2% of the aggregate payments to be made (at the time the indemnification claim is made) pursuant to Section 2.6 and (y) in an amount exceeding 100% of the aggregate payments to be made (at the time the indemnification claim is made) pursuant to Section 2.6 (it being agreed that the limitation set forth in clause (x) of this proviso shall not apply to breaches of the representations and warranties set forth in Section 3.11).

         (ii) Purchaser hereby indemnifies Seller Parties and their Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 6.2(c)) from any and all Damages incurred or suffered by Seller Parties or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, the enforcement of their rights under this Section 6.2, the operation of the Business on or after July 19, 2000, any action (or failure to act) by Purchaser, in violation of Applicable Law, with respect to the hiring or terms of employment of any person who is an Employee immediately before the Closing Date, or any claim by any present or former employee of a Seller Party or Affiliate thereof, including, without limitation, the Transferred Employees, which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any employee benefit plan or program of Purchaser or any Affiliate of Purchaser, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Purchaser or an Affiliate thereof and such present or former employee, which arose out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) following the Closing; provided, however, that Seller Parties shall not be liable under this Section 6.2(b)(i)

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for any misrepresentation or breach of warranty (x) unless the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties referred to in this Section 6.2(b)(i) exceeds 1 1/2% of the aggregate payments to be made (at the time the indemnification claim is made) pursuant to Section
2.6 and (y) in an amount exceeding 100% of the aggregate payments to be made (at the time the indemnification claim is made) pursuant to Section 2.6 (it being agreed that the limitation set forth in clause (x) of this proviso shall not apply to breaches of the representations and warranties set forth in Section 3.11).

         (b) Required payments by any Indemnifying Party (as hereinafter defined) pursuant to this Article 6 shall be limited to the amount of any Damages that remains after deducting therefrom (i) any insurance proceeds recoverable by any Indemnified party (less any increase in premium reasonably related to the incurrence of such Damages) and (ii) any indemnity, contribution or other similar payment recoverable by any Indemnified Party from any third party, in each case with respect to such Damages. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments.

13.3   Section   Procedures for Third Party Claims.

         (a) The party seeking indemnification under Section 6.2 (the "Indemnified Party") agrees to give prompt notice (in accordance with Section 7.11) to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 6.2 (the "Third Party Claims"). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 6.3, except to the extent such failure shall actually prejudice an Indemnifying Party. In the event of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such claim, suit, action or proceeding was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such claim, suit, action or proceeding.

         (b) Upon receipt of notice from the Indemnified Party pursuant to
Section 6.3(a), the Indemnifying Party will have the right to, subject to the provisions of Section 6.3(c), assume the defense and control of such Third Party Claims. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the



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defense of such Third Party Claim with their own counsel and at their own expense (except as provided in Section 6.3(c)) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party's notice delivered pursuant to Section 6.3(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause each of their Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

         (c) Except with respect to Tax Claims (as defined below), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of
Section 6.3(b), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any audit, contest, examination, litigation or similar proceeding as it relates to Taxes ("Tax Claims") as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 6.3(b) without the consent of the Indemnified Party, but only if such settlement or entry of judgment would not be binding on the Indemnified Party or the Business as conducted by Purchasers after the Closing (in the case where the Indemnified Party is the Purchaser) for periods after the Closing or otherwise cause an adverse effect to the Indemnified Party or the Business as conducted by Purchaser after the Closing (in the case where the Indemnified Party is the Purchasers); provided, however, that the Indemnified Party's consent as required by this Section 6.3(c) for any settlement of, or the entry of any judgment arising from, any Tax Claim shall not be unreasonably withheld, delayed or conditioned.

13.4     Section   Procedures for Direct Claims. In the event any Indemnified
Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for



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the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 6.4, except to the extent such failure shall actually prejudice an Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

13.5     Section   Limitations for Real Estate and Related Services. The
provisions of this Article VI shall not apply to any claims relating to the providing of Real Estate and Related Services.


                                   14ARTICLE

                           15MISCELLANEOUS PROVISIONS


15.1     Section   Entire Agreement. This Agreement and the Ancillary Agreements
including all Schedules and Exhibits attached hereto or thereto, constitute the entire contract between the parties and there are no understandings other than as expressed in this Agreement or the Ancillary Agreements; provided, however, that the Confidentiality Agreement shall remain in full force and effect (except paragraph 7 of the Confidentiality Agreement which shall be null and void as of the Closing) until August 1, 2003. All Schedules and Exhibits hereto are expressly made a part of this Agreement and in the Ancillary Agreements as fully as though completely set forth herein. Any amendment or modification hereto or to the Ancillary Agreements shall be null and void unless made by amendment to this Agreement and in the Ancillary Agreements and, as applicable, signed by the parties affected by such amendment.

15.2     Section   Binding Effect. This Agreement and the Ancillary Agreements
are and shall apply to, and inure to the benefit of and be binding upon and enforceable against, each party hereto and its successors and permitted assigns (including, without limitation, any subsequent direct or indirect shareholder of any Seller Party).

15.3 Section No Third-Party Beneficiaries. Nothing in this Agreement and any of the Ancillary Agreements is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, unless otherwise expressly provided herein.

15.4     Section   Setoff. Each of Seller Parties and Purchaser agree that



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it shall have the right to set-off any payment due pursuant to this Agreement or any Ancillary Agreement against any other payment to be made pursuant to this Agreement, or any Ancillary Agreement.

15.5     Section   Invalidity. Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Agreement or any of the Ancillary Agreements, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions thereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to the be fully enforceable as so modified.

15.6     Section   Governing Law. This Agreement shall be deemed to have been made under and governed by the laws of New York, without regard to New York choice of law rules.

15.7     Section   Jurisdiction. Each of the parties hereto irrevocably and
unconditionally submits to the exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court in the borough of Manhattan, for purposes of enforcing this Agreement. The parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Commercial Division of the Supreme Court. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.11 shall be deemed effective service of process on such party.

15.8     Section   Waiver of Jury Trial. Each of the Parties hereto hereby
irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.



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15.9     Section   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

15.10    Section   Headings. The headings in this Agreement are for the
convenience of reference only and shall not affect its interpretations.

(i)      Section   Notices. All notices and other communications under this
Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by overnight courier or certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: upon actual delivery if presented personally or sent by facsimile transmission, one (1) Business Day following delivery to an overnight courier or three (3) Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:


                  (i) If to Purchaser:

                             Gulf Insurance Company
                         125 Broad Street
                         8th Floor
                         New York, NY 10004
                         Attn: Spiro Bantis, General Counsel
                         Facsimile No.: (212) 291-3012

                         With concurrent copies, which shall not constitute
                  notice, to:

                         Robert J. Sullivan, Esq.
                  Skadden, Arps, Slate, Meagher & Flom, LLP
                  Four Times Square
                                      New York, NY  10036-6522
                                      Facsimile No.:  (212) 735-2000

                  (ii) If to Seller Parties:

                             Frontier Insurance Company
                         195 Lake Louise Marie Road
                         Rock Hill, NY 12775-8000
                         Attn:  President
                         Facsimile No.:  (914) 796-4084

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



                         With concurrent copies, which shall not constitute
notice, to:

                           Epstein, Becker & Green, PC
                         250 Park Avenue
                         New York, NY 10177
                         Attn:  Sidney Todres
                         Facsimile No.:  (212) 661-0989

1.2      Section   Inconsistencies. If there are any inconsistencies or
conflicts between the Confidentiality Agreement and either this Agreement or any Ancillary Agreement, this Agreement or the Ancillary Agreement (as the case may be) shall govern.

1.3      Section   Option to Purchase SDIA Surety System. On or before December
31, 2000, Purchaser, upon notice to the Seller Parties, shall have the sole option to purchase the SDIA Surety System for an amount to be agreed upon by the Parties, but in no event greater than $250,000; provided, however, that Seller Parties shall retain a fully paid, nonexclusive, perpetual license to use the SDIA Surety System, subject to the limitations set forth in this Agreement and without limiting the provisions of Section 5.11 hereof. Such purchase shall include all components required to run the systems (including, but not limited to, hardware, software, databases, platforms and source code). The source code shall be deposited and remain in an escrow account (pursuant to the Escrow Agreement attached hereto as Exhibit D, the terms of which have been agreed upon by the parties hereto, subject to reasonable changes made by SourceFile LLC) from the Closing date until the earlier of the exercise of Purchaser's option, or January 1, 2001.

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




         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Purchaser and Seller Parties as of the date first above written.

                                   FRONTIER INSURANCE GROUP, INC.


         By:
                                                    Name:
                                                    Title:


                                   FRONTIER INSURANCE COMPANY


         By:
                                                    Name:
                                                    Title:


                                   UNITED CAPITOL INSURANCE COMPANY


         By:
                                      Name:
                                      Title:


                                   FRONTIER PACIFIC INSURANCE COMPANY


         By:
                                      Name:
                                      Title:

                                                      SDIA, INC.


         By:
                                             Name:
                                             Title:


                                   GULF INSURANCE COMPANY


         By:
                                             Name:
                                             Title: